Exhibit 10.7

Executive

[October __, 2026]

[Name]

Via email

Dear [Name]:

Please refer to the various Restricted Stock Unit Award Agreements entered into between you and Modine Manufacturing Company, a Wisconsin corporation (the “Company”) covering all outstanding and unvested Restricted Stock Unit Awards held by you as of the date of this letter (each, an “Agreement” and collectively, the “Agreements”).

The Company has the right to unilaterally amend the Agreements in accordance with Section 4.02(e) of the Plan in cases where such amendment is beneficial to you. As such, the Company hereby amends Section 8 of the Agreement governing the vesting of your Awards in connection with a Change in Control:

1.Amendments to the Existing Agreement. Section 8 of each Agreement is hereby amended and restated in its entirety to read as follows:

Change in Control. The vesting of the Award in the event of a Change in Control is governed by Section 11.02 of the Plan. Involuntary termination of your employment by the Company would be termination of your employment by the Company without Cause or termination by you of your employment for Good Reason within one (1) year following a Change in Control. “Good Reason” means a material diminution in your title (including the removal of a corporate officer designation); a material diminution in your base salary; material diminution in your annual target bonus opportunity; material diminution in your authority, duties or responsibilities; material diminution in authority, duties or responsibilities of the supervisor to whom you report; material diminution in the budget over which you retain authority; or material change in the geographic location at which you must perform services. To the extent that the RSUs (i) become vested upon your separation from service due to Section 11.02 of the Plan, (ii) are nonqualified deferred compensation subject to Section 409A of the Code, and (iii) you are a “specified employee” for purposes of Section 409A of the Code on the date of such separation, the Shares shall not be distributed to you until the first business day after the date that is six (6) months after the date of your “separation of service” as such term is defined under Section 409A of the Code.

Any capitalized terms referred to in this letter that are used and not defined have the same meaning as in your Agreements. All other terms in your Agreements remain the same.

This amendment is effective as of the date first written above. Please contact [Erin Roth] if you have any questions regarding the updated terms of your Agreements.

MODINE MANUFACTURING COMPANY

By
Name:
Title:

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